Exhibit 99.1

Apex Treasury Corporation Announces Pricing of Upsized $300 Million Initial Public Offering

NEW YORK, NEW YORK, Oct. 27, 2025 (GLOBE NEWSWIRE) -- Apex Treasury Corporation (Nasdaq: APXT) (the “Company”) today announced the pricing of its upsized initial public offering of 30,000,000 units at a public offering price of $10.00 per unit, for aggregate gross proceeds of $300,000,000, before the exercise of the underwriters’ over-allotment option.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share.

The units are expected to begin trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “APXTU” on Tuesday, October 28, 2025. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “APXT” and “APXTW”, respectively.

The offering is expected to close on October 29, 2025, subject to customary closing conditions.

Apex Treasury Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any sector or geographic region, it intends initially to focus on opportunities in the digital asset sector.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC is acting as the sole book-running manager for the offering.

A registration statement relating to these securities has become effective pursuant to Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at capitalmarkets@cohencm.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering and the Company’s search for an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the proceeds will be used as indicated. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, as described in the “Risk Factors” section of the Company’s registration statement for the initial public offering filed with the SEC and available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Contact

Ajmal Rahman
Chairman and Co-Chief Executive Officer
Apex Treasury Corporation
ajmal@apextreasurycorp.com